Exhibit 4.5
DESCRIPTION OF SECURITIES
Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is an exhibit.
(a) Common Stock, $0.001 par value per share
As of September 30, 2022, we had 34,734,796 shares of common stock outstanding. All shares of our common stock have equal rights as to earnings, assets, dividends and voting privileges and, when issued, will be duly authorized, validly issued, fully paid and nonassessable. Shares of our common stock have no preemptive, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws.
Distributions may be paid to the holders of our common stock if, as and when authorized by our Board of Directors and declared by us out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, each share of our common stock is entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any is outstanding at the time. Each share of our common stock is entitled to one vote and does not have cumulative voting rights, which means that holders of a majority of such shares, if they so choose, could elect all of the directors, and holders of less than a majority of such shares would, in that case, be unable to elect any director. Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “GLAD.”
(b) Provisions of our Certificate of Incorporation or Bylaws that may have the effect of delaying, deferring or preventing a change of control
Classified Board of Directors
In accordance with our bylaws, our Board of Directors is divided into three classes of directors serving staggered three-year terms, with the term of directors in each class expiring at the annual meeting of stockholders held in the third year following the year of their election. One class has two directors and two classes have three directors. A classified board may render more difficult a change in control of us or removal of our incumbent management. We believe, however, that the longer time required to elect a majority of a classified board of directors will help to ensure continuity and stability of our management and policies.
Our classified board could have the effect of making the replacement of incumbent directors more time consuming and difficult. Because our directors may only be removed for cause, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our Board of Directors. Thus, our classified board could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us or another transaction that might involve a premium price for our common stock that might be in the best interest of our stockholders.

Number of Directors; Removal; Vacancies
Our charter provides that the number of directors will be determined pursuant to our bylaws and our bylaws provide that a majority of our entire Board of Directors may at any time increase or decrease the number of directors. In addition, our bylaws provide that the number of directors shall not be increased by 50% or more in any 12-month period without the approval of two-thirds of the members of our Board of Directors then in office. Our bylaws provide that any vacancies may be filled only by the vote of a majority of the remaining directors, even if less than a quorum, and the directors so appointed shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until their successors are elected and qualified.
Our directors may only be removed for cause and only by the affirmative vote of at least a majority of all the votes entitled to be cast by our stockholders generally in the election of directors. This provision, when coupled with the power of our Board of Directors to fill vacancies on our Board of Directors, precludes stockholders from removing incumbent directors except for cause and upon a substantial affirmative vote and could preclude stockholders from filling the vacancies created by such removal with their own nominees.
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual or special meeting of our stockholders, which we refer to as the stockholder notice procedure.
The stockholder notice procedure provides that with respect to an annual meeting of stockholders, nominations of individuals for election to our Board of Directors and the proposal of business to be considered by our stockholders at an annual meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Directors or (3) by a stockholder who was a stockholder of record at the time of giving of notice, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and the nominee or business proposal, as applicable. With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our Board of Directors or (2) by a stockholder who was a stockholder of record at the time of giving of notice, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and the nominee.
The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.
Authority to Issue Preferred Stock without Stockholder Approval
Our charter permits our Board of Directors to issue up to 50,000,000 shares of capital stock. Our Board of Directors may classify or reclassify any unissued common stock or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our Board of Directors could authorize the issuance of preferred stock with terms and conditions that could have a priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock.

Amendment of Charter and Bylaws
Our charter may be amended, altered, changed or repealed, subject to the terms of any class or series of preferred stock, only if advised by our Board of Directors and approved by our stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.
Our charter also provides that the bylaws may be adopted, amended, altered, changed or repealed by our Board of Directors. Any action taken by our stockholders with respect to adopting, amending, altering, changing or repealing our bylaws may be taken only by the affirmative vote of the holders of at least 75% of our capital stock, voting together as a single class.
These provisions are intended to make it more difficult for stockholders to circumvent certain other provisions contained in our charter and bylaws, such as those that provide for the classification of our Board of Directors. These provisions, however, also will make it more difficult for stockholders to amend the charter or bylaws without the approval of the Board of Directors, even if a majority of the stockholders deems such amendment to be in the best interests of all stockholders.
Indemnification and Limitation of Liability of Directors and Officers
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law (the “MGCL”) requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Under the MGCL, we may not indemnify a director or officer in a suit by us or on our behalf in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•	a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.
Our bylaws permit us to advance expenses so long as, in addition to the requirements above, we obtain security for the advance from the director or officer, we obtain insurance against losses arising by reason of lawful advances or we determine that there is reason to believe that the director or officer will be found entitled to indemnification.
Subject to the 1940 Act, or any valid rule, regulation or order of the SEC thereunder, our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any director or officer, whether serving our company or at our request any other entity. Our charter also permits us to indemnify and advance expenses to any employee or agent of our company to the extent authorized by our Board of Directors or the bylaws and permitted by law.
Our bylaws obligate us, to the maximum extent required by Maryland law or the charter, to indemnify any person who was or is a party or is threatened to be made a party to any threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, manager, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise if our Board of Directors determines that such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of our company, and, in the case of any criminal action or proceeding, that such person had no reasonable cause to believe that such person’s conduct was unlawful. However, our bylaws permit us to advance expenses only so long as, in addition to the requirements above, we obtain security for the advance from the director or officer, we obtain insurance against losses arising by reason of lawful advances or we determine that there is reason to believe that the director or officer will be found entitled to indemnification.
These provisions on indemnification and limitation of liability are subject to the limitations of the 1940 Act that prohibit us from protecting any director or officer against any liability to us or our stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.